EXHIBIT 10.4

AVI BIOPHARMA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 29, 2011 (the “Effective Date”) by and between AVI BioPharma, Inc. (the “Company”), and Peter S. Linsley, Ph.D. (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of May 1, 2011 (the “Start Date”), Executive will serve as the Company’s Senior Vice President and Chief Scientific Officer. Executive will render such business and professional services in the performance of his duties as will reasonably be assigned to him by the Company’s Chief Executive Officer.

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Term of Agreement. Subject to Section 2 above, this Agreement will have a term of two (2) years, commencing on the Effective Date (the “Employment Term”). At the end of the Employment Term, the Agreement may be renewed upon mutual agreement in writing by Executive and the Company, otherwise it will expire in accordance with its terms. Non-renewal at the end of the Employment Term shall not constitute termination without Cause or give Executive an opportunity to terminate his employment for Good Reason, even if a Good Reason event has occurred before the expiration of the Employment Term under this Agreement. Notwithstanding anything herein to the contrary, if, during the Employment Term, the Company experiences a Change of Control, the Employment Term shall be extended to the end of the Change of Control Period (as defined in Section 9(b) below).

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $364,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Sign-on Bonus. Executive will receive a one-time sign-on bonus of $175,000 (the “Sign-on Bonus”), less applicable withholdings, payable in cash within thirty (30) days following the Start Date. Notwithstanding the foregoing, if, on or prior to the one (1) year anniversary of the Start Date, Executive terminates his employment with the Company for any reason, Executive must repay 100% of the Sign-on Bonus to the Company within sixty (60) days of Executive’s termination of employment.

(c) Target Bonus. Executive will be eligible to receive a target annual bonus of thirty-five percent (35%) of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). The maximum bonus Executive will be eligible to receive is fifty-two and one half percent (52.5%) of his Base Salary. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.

(d) Stock Option. Following the Effective Date, it will be recommended that Executive be granted a stock option to purchase 800,000 shares at an exercise price equal to the fair market value on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to twenty-five percent (25%) of the shares subject to the Option on the first anniversary of the Start Date, and as to 1/48th of the shares subject to the Option on each monthly anniversary thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be made as an “inducement” grant outside of the Company’s 2002 Equity Incentive Plan and will be subject to the terms, definitions and provisions of a stock option agreement by and between Executive and the Company (the “Option Agreement”), which document is incorporated herein by reference.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. Executive will be entitled to four weeks of paid vacation, which vacation shall be fully accrued as of the Start Date. Any additional paid vacation to which Executive may be entitled will be accrued in accordance with the Company’s vacation policy. For all vacation days, the timing and duration of specific days off shall be mutually and reasonably agreed to by the parties hereto.

7. Relocation/Corporate Housing.

(a) The Company agrees to reimburse Executive up to a total of $30,000 for his (i) actual corporate housing expenses for housing for Executive and his family in the Seattle, WA metropolitan area and (ii) actual, documented reasonable expenses incurred in moving and relocating his family and household to the Seattle, WA metropolitan area, which may include any costs or expenses associated with Executive’s (x) sale of his current residence, (y) shipment of personal effects to the Seattle, WA metropolitan area, or (z) the customary closing costs associated with the purchase of a residence in the Seattle, WA metropolitan area incurred by Executive during the relocation period; provided that any expenses incurred pursuant to Sections 7(a)(i) and (ii) must be incurred within six months of Executive’s Start Date to be eligible for reimbursement pursuant to this Section 7(a). The Company shall not be responsible for grossing-up any funds received or paid on Executive’s behalf for taxes. Executive will be responsible for withholding and paying applicable income taxes on taxable relocation funds received from the Company during the course of Executive’s relocation. In addition, Executive agrees that he will submit all such reimbursable expenses to the Company with appropriate documentation no later than sixty (60) days after such expenses are incurred and the Company shall reimburse Executive promptly thereafter in accordance with the Company’s expense reimbursement policy. Notwithstanding the prior sentence, to the extent such reimbursements are taxable to Executive under the Code, the Company hereby agrees that it will reimburse Executive for all such expenses by no later than March 15, 2012.

(b) If, on or prior to the one (1) year anniversary of the Start Date, Executive terminates his employment with the Company for any reason, Executive must repay 100% of the expense reimbursement paid by the Company to Executive under Section 7(a) above to the Company within sixty (60) days of Executive’s termination of employment.

8. Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other business expenses incurred by Executive in the furtherance of, or in connection with, the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Severance.

(a) Termination for other than Cause, Death or Disability Apart from a Change of Control. If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability after providing at least thirty (30) days advance notice to Executive, then, subject to Section 10, Executive will be entitled to

(i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures;

(ii) accelerated vesting as to 50% of Executive’s outstanding and unvested equity awards; and

(iii) an extension of the post-termination exercise period applicable to Executive’s outstanding options to one hundred and eighty (180) days following the date of Executive’s termination of employment.

(b) Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason upon or within Twelve Months Following a Change of Control. If upon or within twelve (12) months following a Change of Control (the “Change of Control Period”), the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability after providing at least thirty (30) days advance notice to Executive, or the Executive resigns from such employment for Good Reason, then, subject to Section 10, Executive will be entitled to

(i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twenty-four (24) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures;

(ii) accelerated vesting as to 100% of Executive’s outstanding and unvested equity awards; and

(iii) an extension of the post-termination exercise period applicable to Executive’s outstanding options to one hundred and eighty (180) days following the date of Executive’s termination of employment.

(c) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason during the Change of Control Period), for Cause by the Company or due to Executive’s death or disability, then

(i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards;

(ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned); and

(iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting, extension of the option exercise period, or severance pay other than those benefits expressly set forth in this Section 9.

10. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 9(a) or 9(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). No severance will be paid or provided until the Release becomes effective. If the Release does not become effective by the Release Deadline, Executive forfeits his right to any severance or similar payment under the Agreement. In the event Executive’s termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which his termination of employment occurs, then any severance that would be deferred in accordance with the paragraph below will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit, (ii) the date the Release becomes effective, or (iii) Section 10(c) below.

(b) Non-Competition; Non-Solicitation. The receipt of any severance benefits pursuant to Section 9(a) or 9(b) will be subject to Executive not violating the provisions of Sections 14 and 15. In the event Executive breaches the provisions of Sections 14 and/or 15, or otherwise materially breaches this Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 9(a) or 9(b), as applicable, will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 10(c)(iii). Except as required by Section 10(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six

(6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 9 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 13).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Good Reason. For the purposes of this Agreement, “Good Reason” means the termination by Executive upon the occurrence of any of the below described events. Executive must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no Good Reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, Executive must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a Good Reason termination are: (i) the assignment of a different title or change that results in a material reduction in Executive’s duties or responsibilities; (ii) a material reduction by the Company in Executive’s base compensation, other than a reduction in his Base Salary that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, the Company may take into account factors such as market levels of compensation, Executive’s overall performance, and other factors reasonably considered by the Company’s compensation committee and/or Board, so long as such determination is not made in bad faith with the intent to discriminate against Executive; or (iii) relocation of Executive’s principal place of business of greater than seventy-five (75) miles from its then location.

(e) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

12. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by the independent public accountants who are primarily used by the Company immediately prior to the Change of Control, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 12.

13. Confidential Information. Executive agrees to enter into the confidential information agreement attached hereto (the “Confidential Information Agreement”) upon commencing employment hereunder.

14. Non-Competition. During the term of his employment with the Company and until the later of: the date Executive terminates his employment with the Company and the date Executive no longer receives the severance benefits provided in Section 9(a)(i) or 9(b)(i), as applicable, Executive will not, either directly or indirectly, (a) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (b) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (c) participate in the organization, financing, operation, management or control of, any business (i) that is in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company and (ii) on which Executive worked or about which Executive learned, during his employment, information or knowledge not generally known or available outside the Company, or information or physical material entrusted to the Company by third parties, including, but not limited to inventions, during Executive’s employment or consultancy with the Company, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations.

15. Non-Solicitation. During the term of his employment with the Company and until the date two (2) years after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his employment either for Executive or for any other entity or person. Executive represents that he (a) is familiar with the foregoing covenant not to solicit, and (b) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

16. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

17. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

AVI BioPharma, Inc.

Attn: Chief Executive Officer

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

If to Executive:

at the last residential address known by the Company.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

19. Arbitration.

(a) General. In consideration of Executive’s service to the Company, his/her promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in the Revised Code of Washington Chapter 7.04 (the “Rules”) and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the Washington Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that, for any filing fees associated with any arbitration Executive initiates, Executive shall pay an amount equal to the filing fees Executive would have paid had he/she filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or non-disparagement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Washington State Human Rights Commission, Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

20. Integration. This Agreement, together with the Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options or other equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options and other equity awards except to the extent otherwise explicitly provided in the applicable stock option or equity award agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

21. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

22. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

24. Governing Law. This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

AVI BIOPHARMA, INC.

By:	/s/ Christopher Garabedian	Date:	March 29, 2011
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Peter S. Linsley		Date:	March 29, 2011
PETER S. LINSLEY, PH.D.

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]